Exhibit 99.3

West Pharmaceutical Services, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements are presented to illustrate the effects of the acquisition by West Pharmaceutical Services, Inc. (“West”) of The Tech Group, Inc. (“Tech”) for approximately $140 million in cash, including the retirement of outstanding indebtedness. West purchased substantially all of the assets of Tech, including all of the shares of Tech’s wholly owned subsidiaries in the United States, Puerto Rico, Ireland and Mexico. West did not acquire Tech’s ownership interest in Tech Group Asia. The acquisition was accounted for under the purchase method of accounting as prescribed in Statement of Financial Accounting Standard No. 141, “Business Combinations”. The unaudited pro forma condensed consolidated balance sheet was prepared as if the acquisition had occurred as of March 31, 2005. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2004, was prepared as if the acquisition had occurred as of January 1, 2004. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2005, was prepared as if the acquisition had occurred as of January 1, 2005. The historical financial information has been adjusted to give effect to pro forma items that are: (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the consolidated results.

The unaudited pro forma adjustments are based upon available information and assumptions that West believes are reasonable. The unaudited pro forma adjustments to reflect the allocation of the purchase price are based upon the preliminary information currently available, which may be revised, as additional information becomes available, such as a finalized fixed asset and intangible asset valuation from a third party consultant. Management expects the valuation to be completed by September 30, 2005. The notes to the unaudited pro forma condensed consolidated financial statements provide a more detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed consolidated financial statements. Such financial statements have been compiled from historical financial statements and other information, but do not purport to represent what West’s financial position or results of operations actually would have been had the transactions occurred on the dates indicated, or to project West’s financial performance for any future periods. The unaudited pro forma condensed consolidated financial statements and related notes thereto should be read in conjunction with West’s historical consolidated financial statements as previously filed on West’s Annual Report on Form 10-K for the year ended December 31, 2004, and the historical condensed consolidated financial statements of Tech included in this Form 8-K/A. Tech’s historical condensed consolidated balance sheet included in the pro forma statements is as of March 26, 2005. Tech’s historical condensed consolidated statements of income included in the pro forma statements for the three months ended March 31, 2005 and the twelve months ended December 31, 2004 are as of March 26, 2005 and December 25, 2004, respectively.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

West Pharmaceutical Services, Inc. and Subsidiaries at March 31, 2005

(in thousands, except per share data)	West Pharmaceutical Services, Inc.	The Tech Group, Inc.	Pro Forma Adjustments	Pro Forma Consolidated
ASSETS
Current assets:
Cash, including cash equivalents	$54,000	$800	$—	$54,800
Accounts receivable, net of allowance	84,300	21,100	—	105,400
Inventories	62,500	6,400	100	69,000
Deferred income taxes	7,100	—	—	7,100
Current assets held for sale	2,600	—	—	2,600
Other current assets	12,500	6,200	—	18,700
Total current assets	223,000	34,500	100	257,600
Property, plant and equipment	594,600	39,700	11,200	645,500
Less accumulated depreciation and amortization	317,100	—	—	317,100
	277,500	39,700	11,200	328,400
Investments in and advances to affiliated companies	27,200	300	—	27,500
			(8,000)
Goodwill	44,100	8,000	19,700	63,800
			(800)
Intangible assets	—	800	46,200	46,200
Pension asset	47,000	—	—	47,000
Deferred income taxes	18,800	—	—	18,800
Patents	1,300	—	—	1,300
Noncurrent assets held for sale	2,200	—	—	2,200
Cash, restricted	—	—	14,000	14,000
Other assets	8,900	100	—	9,000
Total Assets	$650,000	$83,400	$82,400	$815,800

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

West Pharmaceutical Services, Inc. and Subsidiaries at March 31, 2005

(in thousands, except per share data)	West Pharmaceutical Services, Inc.	The Tech Group, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$—	$100	$—		$100
Current portion of long-term debt	—	3,100	(3,100)	H	—
Current portion of capital leases	—	500	—		500
Accounts payable	23,400	12,800	—		36,200
Current liabilities of discontinued operations	700	—	—		700
Accrued expenses:					—
Salaries, wages and benefits	20,900	3,600	—		24,500
Income taxes payable	13,800	1,400	—		15,200
Restructuring costs	3,100	—	—		3,100
Deferred income taxes	8,000	—	—		8,000
Other current liabilities	29,100	5,000	—		34,100
Total current liabilities	99,000	26,500	(3,100)		122,400
			(12,300)	H
Long-term debt, less current portion	152,700	12,300	140,000	I	292,700
Capital lease, less current portion	—	500	—		500
Deferred income taxes	44,800	100	1,400	J	46,300
Other long-term liabilities	45,800	400	—		46,200
Minority interest	—	1,200	(1,200)	K	—
Shareholders’ equity	307,700	42,400	(42,400)	L	307,700
Total Liabilities and Shareholders’ Equity	$650,000	$83,400	$82,400		$815,800

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

PROFORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

West Pharmaceutical Services, Inc. and Subsidiaries

Twelve Months Ended December 31, 2004

(in thousands, except per share data)	West Pharmaceutical Services, Inc.	The Tech Group, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$541,600	$117,400	$—		$659,000
Cost of goods sold	385,700	104,400	900	M	491,000
Gross profit	155,900	13,000	(900)		168,000
Selling, general and administrative expenses	105,200	12,600	1,600	N	119,400
Restructuring and impairment charges	1,000	—	—		1,000
Other expense (income), net	1,500	(500)	—		1,000
Operating profit	48,200	900	(2,500)		46,600
Interest expense, net	7,000	—	6,400	O	13,400
Income before income taxes	41,200	900	(8,900)		33,200
Provision for income taxes	11,100	300	(3,100)	P	8,300
Income from consolidated operations	30,100	600	(5,800)		24,900
Equity in net income of affiliated companies	3,400	—	—		3,400
Income from continuing operations	$33,500	$600	$(5,800)		$28,300
Net income per share from continuing operations:
Basic	$1.12				$0.94
Assuming dilution	$1.09				$0.92
Average common shares outstanding	29,955				29,955
Average shares assuming dilution	30,842				30,842

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

West Pharmaceutical Services, Inc. and Subsidiaries

Three Months Ended March 31, 2005

(in thousands, except per share data)	West Pharmaceutical Services, Inc.	The Tech Group, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
Net sales	$149,500	$38,400	$—		$187,900
Cost of goods sold	103,100	33,100	200	M	136,400
Gross profit	46,400	5,300	(200)		51,500
Selling, general and administrative expenses	25,200	3,300	400	N	28,900
Other expense (income), net	1,100	—	—		1,100
Operating profit	20,100	2,000	(600)		21,500
Interest expense, net	2,000	—	1,600	O	3,600
Income before income taxes	18,100	2,000	(2,200)		17,900
Provision for income taxes	5,700	700	(800)	P	5,600
Income from consolidated operations	12,400	1,300	(1,400)		12,300
Equity in net income of affiliated companies	600	—	—		600
Income from continuing operations	$13,000	$1,300	$(1,400)		$12,900
Net income per share from continuing operations:
Basic	$0.42				$0.42
Assuming dilution	$0.41				$0.41
Average common shares outstanding	30,645				30,645
Average shares assuming dilution	31,775				31,775

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

West Pharmaceutical Services, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

On May 20, 2005, West completed its acquisition of substantially all of the assets of the Tech Group, Inc. (“Tech”), including the outstanding stock of, or other equity interests in, Tech’s wholly owned subsidiaries in the United States, Puerto Rico, Ireland and Mexico. West did not acquire Tech’s ownership interest in Tech Group Asia. Tech provides contract design, tooling and manufacturing services and solutions using plastic injection molding and component assembly processes for the medical device, pharmaceutical, diagnostic and general healthcare and consumer industries. The total purchase price was $140,000; a portion of the purchase equal to $14,000 is held in an escrow account (restricted cash) and will be paid to the sellers contingent on the performance of the acquired business during 2005 and 2006.

The preliminary purchase accounting allocation of the purchase price as if the purchase had occurred on March 31, 2005 is as follows (subject to adjustment):

Cash	$800
Accounts receivable	21,100
Inventories	6,500
Other current assets	6,200
Property, plant and equipment, net	50,900
Noncurrent assets	400
Goodwill	19,700
Intangible assets	46,200
Capital lease obligations and notes payable	(1,100)
Accounts payable	(12,800)
Other accrued expenses	(10,000)
Noncurrent deferred income taxes	(1,500)
Noncurrent liabilities	(400)
Cash paid to sellers	$126,000

Adjustments to reflect the acquisition of Tech on a pro forma basis are as follows:

A – Record inventory step-up purchase accounting adjustment associated with acquired finished goods and work in process inventories.

B – Record fair value adjustment to purchased property, plant and equipment based on a valuation performed by a third party consultant.

C – Eliminate historic book value of Tech goodwill.

D – Record goodwill for the excess of the purchase price over the preliminary fair values of the assets acquired less the liabilities assumed.

E – Eliminate historic book value of Tech intangible asset.

F – Record the preliminary estimate of fair value for intangible assets determined at the time of acquisition (subject to adjustment).

	Preliminary Estimate of Fair Value	Remaining Useful Life
Trademarks	$10,000	Indefinite
Customer Contracts	15,700	20	Years
Customer Relationships	20,500	25	Years
	$46,200

West Pharmaceutical Services, Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

(in thousands, except share and per share data)

G – Cash of $14,000 is held in escrow and is payable to the sellers contingent on the performance of the acquired business in 2005 and 2006.

H – Eliminate Tech’s long-term debt which was retired by the seller upon receipt of the transaction proceeds.

I – Record incremental borrowing from the revolving credit facility used to finance the acquisition. As mentioned in Note G, $14,000 of the total borrowing is held in escrow to cover contingent liabilities.

J – Record additional deferred income taxes on the fair value adjustments of the acquisition.

K – Pursuant to the acquisition agreement, Tech acquired ownership of the minority interest in Tech Group Ireland Limited and transferred ownership to West.

L – To eliminate the historical retained earnings of Tech.

M - Record depreciation expense for acquired fixed assets based on the preliminary estimate of fair values determined at the time of acquisition (subject to adjustment). Depreciation expense is calculated on a straight line basis over 35 years for buildings, 10 years for machinery and equipment and 3 years for automobiles and computer equipment. Leasehold improvements are depreciated on a straight line basis over the shorter of their estimated useful lives or their respective lease term as defined in FAS 13.

N - Record amortization expense for intangible assets based on the preliminary estimate of fair values determined at the time of acquisition (subject to adjustment). Amortization expense is calculated on a straight line basis over the remaining useful life of each asset.

O – Record interest expense at 4.5% for the $140,000 borrowed under the revolver agreement for the acquisition. The estimated rate of 4.5% is based on the borrowing agreement (LIBOR plus applicable interest rate “spread”). In addition, amortization of loan origination fees of less than $100 was recorded for the period.

P – Record income taxes based on statutory rates in effect in the various countries of operation.